AMENDMENT NO. 1 TO THE
                          INVESTMENT ADVISORY AGREEMENT


         This Amendment No. 1 (this "Amendment") is made as of by and between ADVISORS SERIES TRUST, a Delaware business trust (the "Trust"), on behalf of the following series of the Trust, (the "Fund") and (the "Advisor").

                                    RECITALS

         WHEREAS, the Trust and the Advisor desire to amend the Investment Management Agreement made between them on (the "Agreement") to conform with current guidance from the Securities and Exchange Commission Staff regarding the recapture of investment advisory fees waived and expenses reimbursed by the advisor to a fund.

         WHEREAS, disinterested Trustees of the Trust and the full Board of Trustees have separately approved this Amendment in person at a regular quarterly meeting of the Board of Trustees on .

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1.       Amendment of Section 7(f)

                  Section 7(f) of the Agreement is hereby amended and replaced in its entirety with:

                  "(f) Any such reductions made by the Advisor in its fees or payment of expenses which are the Fund's obligation are subject to reimbursement by the Fund to the Advisor, if so requested by the Advisor, in subsequent fiscal years if the aggregate amount actually paid by the Fund toward the operating expenses for such fiscal year (taking into account the reimbursement) does not exceed the applicable limitation on Fund expenses. The Advisor is permitted to be reimbursed only for fee reductions and expense payments made in the previous three fiscal years, but is permitted to look back five years and four years, respectively, during the initial six years and seventh year of the Fund's operations. Any such reimbursement is also contingent upon Board of Trustees review and approval at time the reimbursement is made. Such reimbursement may not be paid prior to the Fund's payment of current ordinary operating expenses."

         2.       No Other Modifications

                  Except as set forth in this Amendment, the Agreement remains unmodified and in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all on the day and year first above written.


ADVISORS SERIES TRUST
on behalf of the




By: /s/ Robert H. Wadsworth             By:
    ------------------------------          ------------------------------
    Name:  Robert H. Wadsworth              Name:
    Title: Vice President                   Title:

                                        2